UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2013

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 21, 2013, Royal Gold, Inc. (“Royal Gold” or the “Company”) entered into Amendment No. 2 to the Fifth Amended and Restated Revolving Credit Agreement (the “Amendment”), which amends the Company’s existing Fifth Amended and Restated Revolving Credit Agreement, dated May 30, 2012 (as amended from time to time, the “Revolving Credit Agreement”), among Royal Gold, as the borrower, certain subsidiaries of Royal Gold, as guarantors, HSBC Bank USA, National Association, as administrative agent and a lender, The Bank of Nova Scotia, as a lender, Goldman Sachs Bank USA, as a lender, and the other lenders from time to time party thereto, HSBC Securities (USA) Inc., as the sole lead arranger and joint bookrunner, and ScotiaBank, as syndication agent and joint bookrunner. A summary of the terms of the Revolving Credit Agreement as originally entered into may be found in the Current Report on Form 8-K filed by the Company on June 1, 2012, which summary is incorporated herein by reference.

The Amendment revises the Revolving Credit Agreement to, among other things, (i) remove the current ratio, interest coverage ratio and debt service coverage ratio financial covenants, (ii) add a financial covenant requiring the Company to maintain a secured debt ratio below a certain level, (iii) increase the amount of unsecured indebtedness the Company is permitted to incur subject to its pro forma compliance with a leverage ratio test and to allow certain prepayments, refinancing and replacement of such unsecured indebtedness, (iv) increase the interest rate for borrowings under the Revolving Credit Agreement when the leverage ratio exceeds 3.0 to 1.0, and (v) take certain acquisitions into account in determining compliance with financial covenants. Except as set forth in the Amendment, all other terms and conditions of the Revolving Credit Agreement remain in full force and effect.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: January 25, 2013	By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President & Corporate Secretary

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